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                                                                 Exhibit (2)-9

                      Northern States Power Company
                            414 Nicollet Mall
                       Minneapolis, MN  55401-1993
                             (612) 330-7712


April 26, 1995

Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI  53201

Attention:  Mr. Jerry G. Remmel

Dear Jerry:

This letter confirms that discussions between our two companies, Northern States Power Company ("NSP") and Wisconsin Energy Corporation ("WEC") with respect to a possible business combination transaction resumed effective as of April 19, 1995.

This letter shall be deemed to amend the letter agreement dated January 17, 1995 between NSP and WEC (the "Confidentiality Agreement"), by inserting after the phrase "two years from the date hereof" in the first two lines of the fifth paragraph of the Confidentiality Agreement the parenthetical "(or, in the event a definitive agreement with respect to a Transaction is entered into between us, two years from the date of termination of such agreement)".
Except as stated herein, the Confidentiality Agreement remains in full force and effect.

NSP and WEC also confirm that any Evaluation Material (as defined in the Confidentiality Agreement) provided from April 19, 1995 is covered by the terms of the Confidentiality Agreement.

Very truly yours,

NORTHERN STATES POWER COMPANY


By:  /s/ Edward J. McIntyre
   ---------------------------
   Edward J. McIntyre
   Vice President and Chief
   Financial Officer
Confirmed and agreed to as of
the date of this letter:

WISCONSIN ENERGY CORPORATION

By:  /s/ Jerry G. Remmel
   -------------------------
   Jerry G. Remmel
   Chief Financial Officer